                                                                    EXHIBIT 99.2


                                 NEWS RELEASE

            Southmark Announces Purchase by A&B Capital Corporation
                   of Shares Owned by Brewer and Grace Bros.

DALLAS, May 24-Southmark Corporation (Pink Sheets: SMRK/SMRKP) announced today that Charles B. Brewer has agreed to sell 178,270.25 shares of Southmark's Redeemable Series A Preferred Stock and 2,358 shares of Southmark's Common Stock (constituting all the shares of Southmark's capital stock owned by Brewer) to A&B Capital Corporation for a purchase price calculated on the basis of $1.50 cash for each share of Southmark's Preferred Stock. The terms and conditions of A&B Capital Corporation's acquisition of Brewer's shares are set forth in a Stock Purchase Agreement dated May 23, 2000, a copy of which will be filed with the Securities and Exchange Commission. A&B Capital Corporation will separately acquire 787,271 shares of Southmark's Preferred Stock and 7,343,156 shares of Southmark's Common Stock from Grace Bros. Ltd. at a purchase price calculated on the basis of $2.00 per share. At the closing of these transactions, A&B Capital Corporation will own approximately 34% of the outstanding shares of Southmark's Preferred Stock and 20% of the outstanding shares of Southmark's Common Stock.

As a part of the transaction with Brewer, A&B Capital Corporation has agreed to cause Southmark to have an amount of funds or other value sufficient to enable Southmark to distribute $1.50 cash for each outstanding share of Southmark's Preferred Stock (the same consideration received by Brewer for the sale of his shares to A&B Capital Corporation) on or before July 31, 2000. Brewer intends to remain as the President, Chief Executive Officer and Chairman of the Board of Southmark until such time as this distribution is made. Brewer also will appoint Ronald F. Akin and Ronald F. Bruce to the Southmark Board upon closing of the sale. Once the distribution is effected, Brewer intends to resign from his capacities. Akin and Bruce are designees of A&B Capital Corporation.

Charlie Brewer said "the payment of the dividend to Southmark's preferred stockholders based upon the existing assets is assured through this transaction. As a result, my long tenure at Southmark will be concluded and I will resign accordingly."

Prior to this transaction, Southmark Corporation, headquartered in Dallas, has been engaged in the liquidation of its assets in accordance with its court-approved Plan of Reorganization. A&B Capital Corporation has indicated its intention to explore the possibility of adding to Southmark one or more business operations, although A&B has no specific plans or proposals for doing so at this time.

CONTACT:  Charles B. Brewer, President, 972-406-6775.